Filed pursuant to Rule 433
                                                         File No.: 333-140740-02

                  August 2, 2007

                  UPDATE to the CMBS New Issue Structural and Collateral Term Sheet Free Writing Prospectus dated July 20, 2007 (the "Term Sheet FWP") and the Free Writing Prospectus dated July 20, 2007 (the "July FWP")

                  COBALT CMBS Commercial Mortgage Trust 2007-C3, Commercial Mortgage Pass-Through Certificates, Series 2007-C3 (the "Certificates")

                  COLLATERAL UPDATE

                  1. With respect to Sheraton Suites - Alexandria, VA (Loan No. 5, representing 2.8% of the initial mortgage pool balance and 3.4% of the initial loan group no. 1 balance) identified on Annex A-1 to the July FWP and sold to the trust by Wachovia Bank, National Association, the related mortgaged property was built in 1989. Such date replaces the analogous date (1999) set forth in the Term Sheet FWP, the July FWP and the annexes thereto.

                  2. With respect to Alameda Media Center (Loan No. 14, representing 1.8% of the initial mortgage pool balance and 2.2% of the initial loan group no. 1 balance) and Chant Portfolio - Pool 2 (Loan No. 23 representing 1.2% of the initial mortgage pool balance and 1.5% of the initial loan group no. 1 balance) identified on Annex A-1 to the July FWP and sold to the trust by Citigroup Global Markets Realty Corp., the related loan administrative cost rate is 0.04100%. Such percentage replaces the analogous fee (0.03100%) set forth in the July FWP and the annexes thereto.

                  3. With respect to The Encino Courtyard (Loan No. 19, representing 1.4% of the initial mortgage pool balance and 1.7% of the initial loan group no. 1 balance) identified on Annex A-1 to the July FWP and sold to the trust by Citigroup Global Markets Realty Corp., the prepayment provision is as follows: L(24),D(32),O(4). Such provision replaces the analogous prepayment provision (L(24),D(33),O(3)) set forth in the July FWP and the annexes thereto. Additionally, such loan is subject to an ongoing monthly tax escrow in the amount of $42,910 and an ongoing monthly insurance escrow in the amount of $1,566. Such amounts replace analogous information set forth in the July FWP and the annexes thereto.

                  4. With respect to Fox Chase Apartments (Loan No. 41, representing 0.7% of the initial mortgage pool balance and 3.9% of the initial loan group no. 2 balance) identified on Annex A-1 to the July FWP and sold to the trust by Citigroup Global Markets Realty Corp., the occupancy rate for the related mortgaged property is 91.12%. Such percentage replaces the analogous rate (91.45%) set forth in the July FWP and the annexes thereto.

                  5. With respect to Timberhill Shopping Center (Loan No. 51, representing 0.5% of the initial mortgage pool balance and 0.7% of the initial loan group no. 1 balance) identified on Annex A-1 to the July FWP and sold to the trust by Citigroup Global Markets Realty Corp., the occupancy rate for the related mortgaged property is 92.16%. Such percentage replaces the analogous rate (91.86%) set forth in the July FWP and the annexes thereto.

                  6. With respect to Ville Montee Apartments (Loan No. 76, representing 0.4% of the initial mortgage pool balance and 2.0% of the initial loan group no. 2 balance) identified on Annex A-1 to the July FWP and sold to the trust by Citigroup Global Markets Realty Corp., the occupancy rate for the related mortgaged property is 98.60%. Such percentage replaces the analogous rate (99.07%) set forth in the July FWP and the annexes thereto.

                  7. With respect to Bethany Town Center (Loan No. 77, representing 0.4% of the initial mortgage pool balance and 0.4% of the initial loan group no. 1 balance) identified on Annex A-1 to the July FWP and sold to the trust by CWCapital LLC, the prepayment provision is as follows: L(24),D(94),O(2). Such provision replaces the analogous prepayment provision (L(24),D(93),O(3)) set forth in the July FWP and the annexes thereto. Further, such loan's cash management provision is subject to the following trigger: occurrence of a cash restriction condition. Such trigger replaces any analogous information set forth in the July FWP and the annexes thereto. Furthermore, such loan is subject to a partial release of the related mortgaged property upon satisfaction of the following conditions among others: (i) the release parcels may be released on or before August 1, 2015; (ii) the maximum loan-to-value ratio is required to equal the lesser of 77% and the loan-to-value ratio immediately prior to the release;
                  (iii) the minimum debt service coverage ratio is required to equal the greater of 1.10x and the debt service coverage ratio immediately prior to the release; and (iv) if the appraised value of the parcel being released is greater than or equal to 10% of the value of the related mortgaged property, payment by the borrower of a release price equal to 115% of the allocated loan amount plus a yield maintenance premium (or, if the appraised value of the release parcel is less than 10% of the value of the related mortgaged property, payment by the borrower of a release price equal to 100% of the allocated loan amount plus a yield maintenance premium). Such information replaces or supplements, as applicable, the analogous information set forth in the July FWP and the annexes thereto.

                  8. With respect to Harbor Boulevard (Loan No. 88, representing 0.3% of the initial mortgage pool balance and 0.4% of the initial loan group no. 1 balance) identified on Annex A-1 to the July FWP and sold to the trust by Citigroup Global Markets Realty Corp., the yield maintenance calculation method is as follows: greater of (i) 1% of outstanding principal balance or
                  (ii) the present value of the remaining payments less the amount of principal being paid. Such calculation method replaces any analogous information set forth in the July FWP and the annexes thereto.

                  9. With respect to Haas Candy Factory (Loan No. 100, representing 0.2% of the initial mortgage pool balance and 0.3% of the initial loan group no. 1 balance) identified on Annex A-1 to the July FWP and sold to the trust by Citigroup Global Markets Realty Corp., the yield maintenance calculation method is as follows: greater of (i) 1% of outstanding principal balance or (ii) the present value of the remaining payments less the amount of principal being paid multiplied by the lesser of (a) treasury rate to maturity plus 25 basis points or (b) treasury rate to weighted average life plus 25 basis points. Such calculation method replaces any analogous information set forth in the July FWP and the annexes thereto.

                  STRUCTURAL UPDATE

                  1. Attachment A sets forth certain revised information in connection with the offered certificates.

                               ------------------------------------

                  CWCapital Commercial Funding Corp. (the "Depositor") has filed a registration statement (including a prospectus) (SEC File No. 333-140740) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-745-2063.

                  This free writing prospectus does not contain all information that is required to be included in a prospectus required to be filed as part of a registration statement. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

                  The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Certificates, supersedes any conflicting information contained in any prior similar materials relating to the Certificates. The information in this free writing prospectus may be amended or supplemented. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not constitute a contractual commitment by you to purchase or give rise to an obligation by the underwriters to sell any of the Certificates, until the underwriters have accepted your offer to purchase Certificates; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

                  You are advised that the terms of the Certificates, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of Certificates may be split, combined or eliminated), at any time prior to the time sales to purchasers of the Certificates will first be made. You are advised that Certificates may not be issued with the characteristics described in these materials. The underwriter's obligation to sell such Certificates to you is conditioned on the mortgage loans and Certificates having the characteristics described in these materials. If a material change does occur with respect to such Certificates, our contract will terminate, by its terms, without any further obligation or liability between us (an "Automatic Termination"). If an Automatic Termination does occur, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the Certificates which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

                  This free writing prospectus was prepared on the basis of certain assumptions (including, in certain cases, assumptions specified by the recipient hereof) regarding the pool assets and structure, including payments, interest rates, weighted average lives and weighted average loan age, loss, spreads, market availability and other matters. The actual amount, rate or timing of payments on any of the underlying assets may be different, and sometimes materially different than anticipated, and therefore the pricing, payment or yield information regarding the Certificates may be different from the information provided herein. There can be no assurance that actual pricing will be completed at the indicated value(s). In addition, pricing of the Certificates may vary significantly from the information contained in this free writing prospectus as a result of various factors, including, without limitation, prevailing credit spreads, market positioning, financing costs, hedging costs and risk and use of capital and profit. The pricing estimates contained herein may vary during the course of any particular day and from day to day. You should consult with your own accounting or other advisors as to the adequacy of the information in this free writing prospectus for your purposes.

                               ------------------------------------

                                      IRS CIRCULAR 230 NOTICE

                  THIS FREE WRITING PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS FREE WRITING PROSPECTUS IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

                               ------------------------------------

                  ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

                                  ATTACHMENT A

COBALT CMBS Commercial Mortgage Trust 2007-C3, Commercial Mortgage Pass-Through

Certificates, Series 2007-C3 $1,852,940,000 ** NEW ISSUE CMBS

Co-Lead Mgrs: Wachovia Capital Markets, LLC and Citigroup Global Markets Inc.

Rating Agencies: Fitch and S&P

Class    Size($)
-----    -------

A-4      783,039,000

A-M      201,680,000

A-J      153,781,000

The following classes of Non-Offered Certificates will be removed: Class A-4FL, Class A-MFL and Class A-JFL.

Expected Settlement: August 17, 2007

**Collateral subject to change

CWCapital Commercial Funding Corp. (the "Depositor") has filed a registration statement (including a prospectus) (SEC File no. 333-140740) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-745-2063.

This free writing prospectus does not contain all information that is required to be included in a prospectus required to be filed as part of a registration statement. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Certificates, supersedes any conflicting information contained in any prior similar materials relating to the Certificates. The information in this free writing prospectus may be amended or supplemented. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not constitute a contractual commitment by you to purchase or give rise to an obligation by the underwriters to sell any of the Certificates, until the underwriters have accepted your offer to purchase Certificates; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

You are advised that the terms of the Certificates, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of Certificates may be split, combined or eliminated), at any time prior to the time sales to purchasers of the Certificates will first be made. You are advised that Certificates may not be issued that have the characteristics described in these materials. The underwriter's obligation to sell such Certificates to you is conditioned on the mortgage loans and Certificates having the characteristics described in these materials. If a material change does occur with respect to such Certificates, our contract will terminate, by its terms, without any further obligation or liability between us (an "Automatic Termination"). If an Automatic Termination does occur, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the Certificates which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

This free writing prospectus was prepared on the basis of certain assumptions (including, in certain cases, assumptions specified by the recipient hereof) regarding the pool assets and structure, including payments, interest rates, weighted average lives and weighted average loan age, loss, spreads, market availability and other matters. The actual amount, rate or timing of payments on any of the underlying assets may be different, and sometimes materially different than anticipated, and therefore the pricing, payment or yield information regarding the Certificates may be different from the information provided herein. There can be no assurance that actual pricing will be completed at the indicated value(s). In addition, pricing of the Certificates may vary significantly from the information contained in this free writing prospectus as a result of various factors, including, without limitation, prevailing credit spreads, market positioning, financing costs, hedging costs and risk and use of capital and profit. The pricing estimates contained herein may vary during the course of any particular day and from day to day. You should consult with your own accounting or other advisors as to the adequacy of the information in this free writing prospectus for your purposes.

                      ------------------------------------

                             IRS CIRCULAR 230 NOTICE

THIS FREE WRITING PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS FREE WRITING PROSPECTUS IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

                      ------------------------------------

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

                      ------------------------------------